Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

HENGGUANG HOLDING CO., LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Class A Ordinary Shares, par value US$0.001 per share(3)	Rule 457(o)	4,600,000	$4	$18,400,000	0.0000927	$1,705.68
N/A	Other	Underwriter’s Warrants(3)(4)	Rule 457(g)		—	—	—	—
Fees Previously Paid	Equity	Class A Ordinary Shares underlying Underwriter’s warrants (3)(5)	Rule 457(o)	200,000	$5	$1,000,000	0.0000927	$92.7
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$19,400,000	—	-
	Total Fees Previously Paid				—	$2,265.36	—	—
	Total Fee Offsets				—	0	—	-
	Net Fee Due				—	$0	—	—

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act, including the offering price attributable to additional 666,667 ordinary shares, par value US$0.001 per share (“Ordinary Shares”), that the underwriter has the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	We have agreed to issue to the Underwriter warrants (the “Underwriter Warrants”) to purchase Class A Ordinary Shares (the “Underwriter Warrants”) in the aggregate amount equal to 5% of the Class A Ordinary Shares sold at closing of the offering, including any shares that may be sold as result of the Underwriter exercising its over-allotment option. The Underwriter Warrants will be exercisable from time to time from six months after the effective date of the registration statement and will expire after five years from the effective date of this registration statement, in whole or in part, but may not be transferred nor may the shares underlying the warrants be sold until 180 days from the effective date of the offering. The exercise price of the Underwriter Warrants is equal to 125% the public offering price per share sold in the offering.

(5)	No fee required pursuant to Rule 457(g) under the Securities Act.